EX-99.P



                          TRANSAMERICA INVESTORS, INC.






                     TRANSAMERICA INVESTMENT MANAGEMENT, LLC
                     TRANSAMERICA INVESTMENT SERVICES, INC.








                                 CODE OF ETHICS


                         LAST REVISED DECEMBER 12, 2002

                              STATEMENT OF PURPOSE
                              --------------------

This Code of Ethics (the "Code") is developed for use by the following entities:

Transamerica Investors, Inc.                      The "Funds"


Transamerica Investment Management, LLC           )
Transamerica Investment Services, Inc. "Advisers" >   Collectively, the
                                                  )


The Funds are investment companies registered under the Investment Company Act of 1940 (the "Company Act"). The Advisers provide investment advisory services to various clients and accounts, including the Funds. Persons covered by the Code owe an undivided duty of loyalty to the Funds and other Managed Accounts of the Advisers, and must therefore adhere to the highest ethical and professional standards of conduct. These standards, as contained in this Code, are based on the requirements of the Company Act, the Investment Advisers Act of 1940 (the "Advisers Act"), the Insider Trading and Securities Fraud Enforcement Act ("ITSFEA"), and the laws governing the management of investment accounts.

The Code is intended to comply with Rule 17j-1 under the Company Act, as amended, which requires the Funds to adopt a code of ethics containing provisions reasonably designed to prevent specified individuals from engaging in certain conduct. The Code is also intended to comply with the provisions of Rule 204-2 under the Advisers Act, which requires the Advisers to maintain records of securities transactions in which certain of its personnel have any Beneficial Ownership.

This Code is not intended to address other standards of ethical conduct which may be addressed by Codes of Ethics of organizations comprised of professionals in a field, such as Chartered Financial Analysts. Where necessary, persons covered by this Code should consider requirements of such other guidelines in addition to the requirements of this Code.

Adherence to this Code is a fundamental condition of service with the Funds and the Advisers, and persons covered by the Code bear full responsibility for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Code. Only by careful adherence to the requirements and principles outlined in the Code can we protect and uphold the reputation of the Funds and the Advisers.

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

1.    INTRODUCTION
      ------------

      A. INDIVIDUALS AND ENTITIES COVERED BY THE CODE. All Access Persons1 are subject to the provisions of this Code. (See Section I.D. for information regarding the application of the Code to Independent Fund Directors and Section I.E. for information regarding the application of the Code to Interested Directors).

      B. FIDUCIARY DUTY. The Code is based on the principle that Access Persons owe a fiduciary duty to the Transamerica Funds and other Managed Accounts and must avoid activities, interests and relationships that might interfere with making decision in the best interests of any of the Funds.

      As fiduciaries, Access Persons must at all times comply with the following principles:

      1. THE MANAGED ACCOUNTS COME FIRST. Access Persons must scrupulously avoid serving their personal interests ahead of the interests of the Managed Accounts. An Access Person may not induce or cause a Managed Account to take action, or not to take action, for the Access Person's personal benefit, rather than for the benefit of the Managed Account. For example, an Access Person would violate this Code by causing a Managed Account to purchase a Security the Access Person owned for the purpose of increasing the price of that Security.

      2.    AVOID TAKING ADVANTAGE.   Access Persons may not use their
            knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with a Managed Account or a Fund Adviser could call into question the exercise of an Access Person's independent judgment.

      3. COMPLY WITH THE CODE. It is important that all Access Persons comply with the letter and the spirit of the Code, so as to avoid any conflict, or appearance of conflict. Doubtful situations should be resolved in favor of the Managed Accounts. Technical compliance with the Code's procedures will not automatically insulate persons covered by the Code from scrutiny of any Securities Transactions that indicate an abuse of fiduciary duties.

      C. AVOIDING FRAUDULENT CONDUCT. In keeping with the Fiduciary Duty requirement of this Code, it should be noted that engaging in fraudulent conduct in connection with the purchase or sale of a Security is prohibited. Fraudulent activity includes the following activities:

      1.    Employing any device, scheme or artifice to defraud any Managed
            Account.

      2. Making to any Managed Account any untrue statement of material fact or omitting to state to such Managed Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

--------
(1)  Capitalized words are defined in Section V (Definitions).

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      3.    Engaging in any act, practice or course of business which
            operates or would operate as a fraud or deceit upon any Managed Account.; or

      4. Engaging in any manipulative practice with respect to any Managed Account.

      D. APPLICATION OF THE CODE TO INDEPENDENT FUND DIRECTORS. This Code applies to Independent Fund Directors and requires Independent Fund Directors to report certain Securities Transactions in which they have a Beneficial Interest to the Compliance Department in accordance with Section II.E.3. However, provisions of the Code requiring preclearance of trades (Section II.A.), prohibited transactions (Section II.C.), disclosure of personal holdings, transactions and accounts (Sections II.E.1, and 2), receipt of gifts (Section III.B.), corporate opportunities (Section III.C.), and restrictions on serving as a director of a publicly-traded company (Section III.E.) do not apply to Independent Fund Directors who are not also Access Persons.

      E. APPLICATION OF THE CODE TO INTERESTED DIRECTORS. This Code applies to Interested Directors and requires Interested Directors to disclose information regarding personal holdings, securities transactions, and accounts in accordance with Sections II.E.1, and 2. However, the provisions of the Code requiring preclearance of trades (Section II.D.), receipt of gifts (Section II.B.1), and restrictions on serving as a director of a publicly traded company (Section III.E.) do not apply to Interested Directors.

      F. COMMUNICATION WITH DIRECTORS. The Funds keep all Independent Fund Directors and Interested Directors informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, personnel associated with the Fund Advisers are encouraged to respond to inquiries from Directors, particularly as they relate to general strategy considerations or economic or market conditions affecting the Funds. However, Fund Adviser personnel may not communicate specific trading information and/or advice on specific issues to the Independent Fund Directors and Interested Directors (who are not also Access Persons). Any pattern of repeated requests by such Independent Fund Directors and Interested Directors should be reported to the Chief Compliance Officer or Compliance Manager.

II.   PERSONAL SECURITIES TRANSACTIONS
      --------------------------------

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may, for some Access Persons, become prohibited while the position remains open (e.g. - closing out short sales). Furthermore, if the Funds or the Advisers become active in a given security, some Access Persons may find themselves "frozen" in a position. Neither the Funds nor the Adviser will bear any losses in personal accounts resulting from the application of this Code.

      A.    PRECLEARANCE REQUIREMENTS FOR ACCESS PERSONS.
            ---------------------------------------------

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      1.    GENERAL REQUIREMENT.   Except for the transactions specified in
            Section II.D.1, any Securities Transaction in which an Access Person has or acquires a Beneficial Interest must be precleared with a Designated Compliance Representative.

      2. TRADE AUTHORIZATION REQUEST FORMS. Prior to entering an order for a Securities Transaction that requires preclearance, the Access Person must' complete a Trade Authorization Request form (Appendix 3) and submit the completed form to a Designated Compliance Representative. The form requires Access Persons to provide certain information and to make certain representations.

            Proposed Securities Transactions of a Designated Compliance Representative that require preclearance must be submitted to another Designated Compliance Representative.

      3.    REVIEW OF FORM.   After receiving a completed Trade Authorization
            Request form, a Designated Compliance Representative will (a) review the information set forth in the form, (b) review information regarding past, pending, and contemplated transactions by any Managed Account, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date that authorization was granted, must be reflected on the form. The Designated Compliance Representative should keep one copy of the completed form for the Compliance Department and provide one copy to the Access Person seeking authorization.

            NO ORDER FOR A SECURITIES TRANSACTION FOR WHICH PRECLEARANCE AUTHORIZATION IS REQUIRED MAY BE PLACED PRIOR TO THE RECEIPT OF WRITTEN AUTHORIZATION OF THE TRANSACTION BY A DESIGNATED COMPLIANCE REPRESENTATIVE. VERBAL APPROVALS ARE NOT PERMITTED.

      4. LENGTH OF TRADE AUTHORIZATION APPROVAl. The authorization provided by a Designated Compliance Representative is effective until the earlier of (1) its revocation, (2) the close of business on the second trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Wednesday), or (3) the moment the Access Person learns that the information in the Trade Authorization Request form is not accurate. If the order for the Securities Transaction is not executed within that period, a new authorization must be obtained before the Securities Transaction is placed. Open orders, including stop loss orders, should be utilized with caution, as it will be necessary to repeat the preclearance process for transactions not executed within the authorization period.

      5. NO EXPLANATION REQUIRED FOR REFUSALS. In some cases, a Designated Compliance Representative may refuse to authorize a Securities Transaction for a reason that is confidential. Designated Compliance Representatives are not required to give an explanation for refusing to authorize any Securities Transaction.

                                       5
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      B.    ADDITIONAL PRECLEARANCE REQUIREMENTS FOR INVESTMENT PERSONNEl.
In addition to the requirements noted in Section II.A, Investment Personnel are subject to the following requirement.

      1. PRESENTATION TO SENIOR INVESTMENT PERSONNEL. Prior to preclearance of any equity Securities Transaction, when such equity Security is not owned by any Managed Account, an Investment Person must first submit the equity Security as a potential investment to the Chief Executive Officer, Chief Investment Officer, or Head of Equity Securities of the Advisers. The CEO, CIO or Head of Equity Securities must make a determination that the equity Security is not an appropriate investment of any Managed Account before preclearance for such Security may be requested.

      C.    PROHIBITED TRANSACTIONS.
            ------------------------

      1.    ALWAYS PROHIBITED SECURITIES TRANSACTIONS.   The following
            Securities Transactions are prohibited and will not be authorized under any circumstances:

            a. INSIDE INFORMATION. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

            b. MARKET MANIPULATION. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

            c.    OTHERS.   Any other transaction deemed by the Designated
                  Compliance Representative to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

      2.    GENERALLY PROHIBITED SECURITIES TRANSACTIONS.  Unless exempted by
            Section II.D, the following Securities Transactions are prohibited and will not be authorized by a Designated Compliance Representative absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified.

            a. INITIAL PUBLIC OFFERINGS (ALL ACCESS PERSONS). Any purchase of a Security in an initial public offering;

            b. THREE BUSINESS DAY BLACKOUT (ALL ACCESS PERSONS). Any purchase or sale of a Security by an Access Person within three business days of a purchase or sale of the same Security (or Equivalent Security); or any purchase or sale on any day during which any Fund has a pending buy or sell order in the same Security (or Equivalent Security);

            c. SEVEN-DAY BLACKOUT (PORTFOLIO MANAGERS ONLY). Any purchase or sale of a Security by a Portfolio Manager within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by a Managed Account managed by

                                       6
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                  that Portfolio Manager. For example, if a Managed Account
                  trades a Security on day one, day eight is the first day the Portfolio Manager may trade that Security for an account in which he or she has a Beneficial Interest;

            d. 60-DAY BLACKOUT (ALL ACCESS PERSONS). (1) Purchase of a Security in which an Access Person thereby acquires a Beneficial Interest within 60 days of a sale of the Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest, and (2) sale of a Security in which an Access Person has a Beneficial Interest within 60 days of a purchase of the Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest; unless the Access Person agrees to give up all profits on the transaction to a charitable organization specified in accordance with Section IV.B.1. Of course, Investment Personnel must place the interests of the Funds first; they may not avoid or delay purchasing or selling a security for a Fund in order to profit personally;

            e. SHORT SALES. Any short sale of a Security when that Security is held long by any Managed Account.

            f.    PRIVATE PLACEMENTS (INVESTMENT PERSONNEL ONLY).
                  Acquisition of a Beneficial Interest in Securities in a private placement by Investment Personnel is strongly discouraged. A Designated Compliance Representative will give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to the person by virtue of the person's position as an Investment Person. Investment Personnel who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Compliance Department. If the Investment Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security), the decision must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

      D. EXEMPTIONS. Exemptions to certain technical aspects of the Code do not exempt any Access Person from his/her fiduciary duty to the Managed Accounts as set forth in Section I.B. For example, an Access Person would violate the Code by using an exemption to purchase a security in advance of a large order that the Access Person knew was being placed for a Managed Account.

      1. EXEMPTIONS FROM PRECLEARANCE AND TREATMENT AS A PROHIBITED TRANSACTION. The following Securities Transactions are exempt from the preclearance requirements set forth in Section II.A. and the prohibited transaction restrictions set forth in Section II.C.2:

            a. MUTUAL FUNDS. Any purchase or sale of a Security issued by any registered open-end investment companies (including but not limited to the Transamerica Funds);

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            b.    NO KNOWLEDGE. Securities Transactions where the Access
                  Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

            c. SECURITIES ISSUED BY AEGON, NV. Any purchase or sale of securities issued by AEGON, NV or its subsidiaries (including securities issued by Transamerica Corporation);

            d. MUNICIPAL FIXED-INCOME SECURITIES. Any purchase or sale of a municipal fixed-income security;

            e. CERTAIN CORPORATE ACTIONS. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

            f. SYSTEMATIC INVESTMENT PLANS. Any acquisitions of a security pursuant to a systematic investment plan that has previously been approved pursuant to the Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person;

            g.    OPTIONS-RELATED ACTIVITY.   Any acquisition or disposition
                  of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections II.A. and II.C. are not applicable to the sale of the underlying security;

            h RIGHTS. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

            i ACQUISITION BY GIFT OR INHERITANCE. The acquisition of securities by gift or inheritance is exempt from all trading restrictions;

            j. GOVERNMENT SECURITIES. Any purchase or sale of direct obligations of the U.S. or Canadian government (e.g., Treasury securities), any Canadian Provincial government, or any derivative thereof, or obligations of agencies and instrumentalities of the U.S. or Canadian government with a remaining term to maturity of one year or less, or any derivative thereof.

                                       8
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            k.    MONEY MARKET INSTRUMENTS.  Any purchase or sale of money
                  market instruments, such as certificates of deposit, bankers' acceptances, repurchase agreements, and commercial paper.

            l. MISCELLANEOUS. Other Securities as may from time to time be designated in writing by the Code of Ethics Committee on the ground that the risk of abuse is minimal or non-existent.

      2. EXEMPTION FROM PRECLEARANCE AND LIMITED EXEMPTION FROM TREATMENT AS A PROHIBITED TRANSACTION. The following Securities Transactions are exempt from the preclearance requirements set forth in Section II.A. and the prohibited transaction restrictions set forth in Section II.C.2.b and c only:

            a.    DE MINIMIS TRANSACTIONS.   The prohibitions in Section
                  II.C.2.b and c are not applicable to the following transactions:

                  i. EQUITY SECURITIES. Any equity Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, which meets the following criteria:
                        (i) The Security has a market capitalization in excess of $5 billion.
                        (ii) The Security Transaction involves 3000 shares or less in the aggregate;
                        (iii) The Security Transaction totals $250,000 or
                              less in the aggregate

                  ii. FIXED-INCOME SECURITIES. Any fixed income Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, involving $100,000 principal amount or less in the aggregate.

      3. EXEMPTION FROM TREATMENT AS A PROHIBITED TRANSACTION. The following Securities Transactions are exempt from the prohibited transaction restrictions that are set forth in Section II.C.2. They are not exempt from the preclearance requirements set forth in Section II.A:

            a. SECURITIES HELD IN INDEX-MANAGED ACCOUNTS. The prohibitions in Section II.C.2.b & c are not applicable to any Securities Transaction involving shares of a Security where the only Managed Account which maintains a position or is transacting in such Security is an account managed to match the composition of a broad-based, unmanaged index as closely as possible (e.g. - a Managed Account designed to hold securities in substantially the same proportion as the Standard & Poor's 500 Index).

            b.    OPTIONS ON BROAD-BASED INDICES.  The prohibitions in
                  Section II.C.2 b, c, and d are not applicable to any Securities Transaction involving options on certain broad-based indices designated by the Compliance

                                       9
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                  Department.  The broad based indices designated by the
                  Compliance Department may be changed from time to time and presently consist of the S & P 500, the S & P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and Wilshire Small Cap indices.

      E.    REPORTING REQUIREMENTS.
            -----------------------

      1. INITIAL AND PERIODIC DISCLOSURE OF PERSONAL HOLDINGS BY ACCESS PERSONS. Within ten (10) days of being designated as an Access Person and thereafter on an annual basis, an Access Person (including an Interested Director but not an Independent Fund Director) must acknowledge receipt and review of the Code and disclose all Securities in which such Access Person has a Beneficial Interest on the Acknowledgement of Receipt of Code of Ethics and Personal HoldingsReport (Appendix 2).

      2. TRANSACTION AND PERIODIC STATEMENT REPORTING REQUIREMENTS. An Access Person (including an Interested Director but not an Independent Fund' Director) must arrange for the Compliance Department to receive directly from any broker, dealer, or bank that effects any Securities Transaction in which the Access Person has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Access Person has a Beneficial Interest. Attached as Appendix 6 is a form of letter that may be used to request such documents from such entities.

            IF AN ACCESS PERSON OPENS AN ACCOUNT AT A BROKER, DEALER, BANK, OR MUTUAL FUND THAT HAS NOT PREVIOUSLY BEEN DISCLOSED, THE ACCESS PERSON MUST IMMEDIATELY NOTIFY THE COMPLIANCE DEPARTMENT IN WRITING OF THE EXISTENCE OF THE ACCOUNT AND MAKE ARRANGEMENTS TO COMPLY WITH THE REQUIREMENTS SET FORTH HEREIN.

            Access Persons may (but are not required to) report the opening of a new account by completing the New Account(s) Report that is attached as Appendix 8.

            If an Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Access Person must immediately notify the Compliance Department.

      3. INDEPENDENT FUND DIRECTORS. Within ten (10) days of being designated an Independent Fund Director and thereafter on an annual basis, an Independent Fund Director must acknowledge receipt and review of the Code of Ethics on the Acknowledgement of Receipt of Code of Ethics (Appendix 5). Each Independent Fund Director must also report to the Compliance Department any Securities Transaction in which the Independent Fund Director has or acquires a Beneficial Interest if the Independent Fund Director knew, or in the ordinary course of fulfilling his or her duty as a director of a Fund should have known, that during the 15-day period immediately preceding or after the date of the transaction such Security (or an Equivalent Security) was or would be purchased or sold by the Fund, or such purchase or sale was or would be considered by the Fund.

      4. DISCLAIMERS. Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

      5. AVAILABILITY OF REPORTS. All information supplied pursuant to this Code may be available for inspection to the Board of Directors of each Fund Adviser employing the Access Person, the Board of Directors of each Transamerica Fund, the Chief Executive Officer and the Chief Investment Officer of Transamerica Investment Management, LLC, the Code of Ethics Committee, the Compliance Department, Designated Compliance Representatives, the Access Person's department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities Exchange Commission, any state securities commission, and any attorney or agent of the foregoing or of the Transamerica Funds.

III.  FIDUCIARY DUTIES
      ----------------

      A. CONFIDENTIALITY. Access Persons are prohibited from disclosing information relating to the investment intentions, activities or portfolios of the Managed Accounts, except to persons whose responsibilities require knowledge of the information.

      B. GIFTS. The following provisions on gifts apply to all Investment Personnel.

      1. ACCEPTING GIFTS. Access Persons and their Immediate Family are prohibited from receiving any gift of material value from any single Business Relationship. A gift will be considered material in value if it influences or give the appearance of influencing the recipient.

            In the event the aggregate fair market value of all gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period, you must immediately notify your manager. Managers who receive such notification must report this information to the Compliance Department.

            Occasionally, Transamerica personnel are invited to attend or participate in conferences, tour a company's facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by Transamerica.

      2. SOLICITATION OF GIFTS. Access Persons may not solicit gifts or gratuities.

      3. GIVING GIFTS. Access Persons and members of their Immediate Family may not give any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts, in excess of $250 per year to any Business
            Relationship.

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

      4. CUSTOMARY BUSINESS AMENITIES. Customary business amenities are not considered gifts so long as such amenities are business related, reasonable in cost, appropriate as to time and place and neither so frequent nor so costly as to raise any questions of impropriety. In order for such amenities to be considered business related, the offeror must accompany the recipient to the event. Customary business amenities which Access Persons and, if appropriate, your guests, may accept or give include an occasional meal, a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party, or comparable entertainment.

      C. CORPORATE OPPORTUNITIES. Access Persons may not take personal advantage of any opportunity properly belonging to any Managed Account or Fund Adviser. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security to the Fund Adviser for the relevant Managed Account.

      D. UNDUE INFLUENCE. Access Persons may not cause or attempt to cause any Managed Account to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person stands to benefit materially from an investment decision for a Managed Account, and the Access person is making or participating in the investment decision, then the Access Person must disclose the potential benefit to those persons with authority to make investment decisions for the Managed Account (or, if the Access Person in question is an Investment Person with authority to make investment decisions for the Managed Account, to the Compliance Department). The person to whom the Access Person reports the interest, in consultation with the Compliance Department, must determine whether or not the Access Person will be restricted in making or participating in the investment decision.

      E. SERVICE AS A DIRECTOR. No Investment Person may serve on the board of directors of a publicly-held company (other than the Funds) absent prior written authorization by the Code of Ethics Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through a Chinese Wall or other procedure, from those making investment decisions related to the issuer on whose board the Investment Person sits.

IV.   COMPLIANCE WITH THE CODE OF ETHICS
      ----------------------------------

      A.    CODE OF ETHICS COMMITTEE
            ------------------------

      1. MEMBERSHIP, VOTING AND QUORUM. The Code of Ethics Committee is comprised of the individuals identified in Appendix 1. The Committee shall vote by majority vote with two members servings as a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected, by a majority vote of the remaining members of the Committee;,provided, however, that at least one member of the Committee shall also be a member of the Compliance Department.

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

      2. INVESTIGATING VIOLATIONS OF THE CODE. The Compliance Department is responsible for investigating any suspected violation of the Code and shall report the results of each investigation to the Code of Ethics Committee. The Code of Ethics Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Boards of Directors of the relevant Transamerica Funds no less frequently than each quarterly meeting.

      3. ANNUAL REPORTS. The Code of Ethics Committee will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will report the Board of Directors of each Transamerica Fund:

            a. Summarizing existing procedures concerning personal investing and any changes in the procedures made during the past year;

            b. Identifying any violation requiring significant remedial action during the past year; and

            c. Identifying any recommended changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

      B.    REMEDIES
            --------

      1. SANCTIONS. If the Code of Ethics Committee determines that an Access Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. The Code of Ethics Committee may' also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Code of Ethics Committee and shall be forwarded to' a charitable organization selected by the Code of Ethics Committee, unless otherwise prescribed by law. However, if disgorgement is required as a result of trades by a Portfolio Manager that conflicted with Managed Accounts managed by that Portfolio Manager, disgorgement proceeds shall be paid directly to such Managed Accounts. If disgorgement is required under more than one provision, the Code of Ethics Committee shall determine in its sole discretion the provision that shall control:

      2. SOLE AUTHORITY. The Code of Ethics Committee has sole authority, subject to the review set forth in Section IV.B.3 below, to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

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      3.    REVIEW.  Whenever the Code of Ethics Committee determines that an
            Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly to the Boards of Directors of the applicable Transamerica Funds, information relating to the investigation of the violation, including any sanctions imposed. Such Boards shall have access to all information considered by the Code of Ethics Committee in relation to the case. The Code of Ethics Committee may determine whether or not to delay the imposition of any sanctions pending review by the applicable Board of Directors.

            C. EXCEPTIONS TO THE CODE. Although exceptions to the Code will rarely, if ever, be granted, the Code of Ethics Committee may grant exceptions to the requirements of the Code on a case by case basis if the Committee finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing.

            D. MODIFICATIONS TO THE CODE. The Code of Ethics Committee shall have the authority from time to time to make modifications to the Code as may be required given circumstances arising in daily business. On behalf of the Transamerica Funds, such changes will be subject to further ratification by the Funds' Boards of Directors.

            E. INQUIRIES REGARDING THE CODE. The Compliance Department will answer any questions about this Code or any other compliance-related matters.

V.     DEFINITIONS
       -----------

When used in the Code, the following terms have the meanings set forth below:

"ACCESS PERSON" means:

      (1)   every director or officer of a Transamerica Fund or a Fund
            Adviser;
      (2) every employee of a Fund Adviser (or employee of a company in a control relationship with any of the foregoing), who in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Managed Account;
      (3) every natural person in a control relationship with a Transamerica Fund or a Fund Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by such Fund;
      (4) any director, officer or employee of Transamerica Investment Management or Transamerica Investment Services who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of Securities for any of the Transamerica Funds, or whose functions or duties as a part of the ordinary course of his or her business relate to the making of any recommendation to the such investment company concerning the purchase or sale of Securities; and
      (5)   such other persons as the Compliance Department shall designate.

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Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "Access Person" found in Rule 17j-1(e)(1) promulgated under the Investment Company Act of 1940, as amended.

"BENEFICIAL INTEREST" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Access Person is deemed to have a Beneficial Interest in the following:

      (1)   any Security owned individually by the Access Person;
      (2) any Security owned jointly by the Access Person with others (e.g. -joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if:
            a. the Security is held in an account over which the Access Person has decision making authority (e.g. - the Access Person acts as trustee, executor, or guardian); or
            b. the Security is held in an account for which the Access person acts as a broker or investment adviser representative.

In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Compliance Department with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security. Access Persons may use the form attached as Appendix 7 (Certification of No Beneficial Interest) in connection with such requests.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of "beneficial owner" found in Rules 16a-1(a)
(2) and (5) promulgated under the Securities Exchange Act of 1934, as amended.

"BUSINESS RELATIONSHIP"means any Managed Account, or any one person or entity that does or seeks to do business with or on behalf of Transamerica or any Managed Account.

"CODE" means this Code of Ethics, as amended.

"COMPLIANCE DEPARTMENT" means the Compliance Department of Transamerica Investment Management, LLC.

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"DESIGNATED COMPLIANCE REPRESENTATIVE" means the Advisers' Chief Compliance
Officer and Compliance Manager, or such persons' designee(s).

"EQUIVALENT SECURITY" means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

"FUND ADVISE" means any entity that acts as a manager or adviser to a Transamerica Fund; including, but not limited to, Transamerica Investment Management, LLC, and Transamerica Investment Services, Inc.

"IMMEDIATE FAMILY" of an Access Person means any of the following persons:

       child              sibling                     stepparent
       stepchild          son-in-law                  mother-in-law
       grandchild         daughter-in-law             father-in-law
       grandparent        brother-in-law              sister-in-law
       spouse             parent

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Compliance Department determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

"INDEPENDENT FUND DIRECTOR" means an independent director of a Transamerica
Fund.

"INTERESTED DIRECTOR" means a director of a Transamerica Fund or Fund Adviser that is not independent but does not, in the ordinary course of his or her business, obtain information regarding the purchase or sale of Securities for any of the Transamerica Funds or perform any functions or duties that relate to the making of recommendation to any such Fund concerning the purchase or sale of securities.

"INVESTMENT PERSONNEL" AND "INVESTMENT PERSON" mean each Portfolio Manager and any Access Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager's decisions.

"MANAGED ACCOUNT" means any Fund or Transamerica Fund, as well,as the portfolios of other investment companies for which Transamerica acts as sub-adviser, and other non-Investment Company Act clients.

"TRANSAMERICA FUND" AND "FUND" mean an investment company registered under the Investment Company Act of 1940 (or a portfolio or series thereof, as the

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case may be) that is sponsored by Transamerica, or any Fund of which
Transamerica acts as Adviser, including, but not limited to, the funds listed in Appendix 1.

"PORTFOLIO MANAGER" means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund.

"SECURITIES TRANSACTION" means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.

"SECURITY"includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. "Security" does not include futures or options on futures, but the purchase and sale of such' instruments are nevertheless subject to the reporting requirements of the Code.

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